                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-63014


                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
                                INVESTMENT NOTES

                                 RATE SUPPLEMENT

                              PROSPECTUS SUPPLEMENT
                                 DATED 1/13/02

                                                       Bonus         Bonus
    Term       Rate      Annual Yield*      Bonus      Rate       Annual Yield*
-------------------------------------------------------------------------------
  6-11 mos.    6.77%        7.00%           .25%       7.02%         7.27%
 12-17 mos.    8.26%        8.60%           .25%       8.51%         8.88%
 18-23 mos.    8.35%        8.70%           .25%       8.60%         8.97%
 24-29 mos.    8.76%        9.15%           .25%       9.01%         9.42%
 30-35 mos.    8.39%        8.75%           .25%       8.64%         9.02%
 36-47 mos.    8.53%        8.90%           .25%       8.78%         9.17%
 48-59 mos.    8.71%        9.10%           .25%       8.96%         9.37%
60-119 mos.    9.26%        9.70%           .25%       9.51%         9.97%
   120 mos.    9.54%       10.00%           .25%       9.79%        10.28%
-------------------------------------------------------------------------------

                Minimum Investment for Investment Notes is $1,000


  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can only be made by the Prospectus dated October 16, 2001, delivered in conjunction with this Rate Supplement dated January 13, 2002. See "Risk
Factors" for a discussion of certain factors which should be considered in connection with an Investment in the Notes. *The Effective Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Investment Notes are available through January 31, 2002. You may obtain an additional copy of the Prospectus dated October 16, 2001 free of charge from American Business Financial Services, Inc. by calling (800)776-4001.

                 Investment Notes represent obligations of ABFS
         and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.


            (LOGO) AMERICAN BUSINESS            For information,
                   FINANCIAL SERVICES, INC.   call 1-800-776-4001

BalaPointe Office Centre   111 Presidential Boulevard    Bala Cynwyd, PA 19004
                               www.ABFSonline.com